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                         AMERICAN TECHNOLOGY CORPORATION

                                  EXHIBIT 4.2

               Form of 8% Convertible Subordinated Promissory Note
                      due May 31, 1999 aggregating $220,000
                (Individual Notes differ as to amount and Payee)

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                        AMERICAN TECHNOLOGY CORPORATION

                   8% CONVERTIBLE SUBORDINATED PROMISSORY NOTE
                                Due May 31, 1999

           May 31, 1996                                     US$___________. 00
           Poway, California

                  FOR VALUE RECEIVED, American Technology Corporation, the undersigned Delaware corporation (together with all successors, "Borrower"), hereby promises to pay to the order of

                  Payee:
                            --------------------------------------
                            or his, her or its successors or assigns
                            (collectively, "Noteholder") at

                  Address:
                            --------------------------------------

           or at such other address or addresses as Noteholder may subsequently designate in writing to Borrower, the full and true sum of Dollars
           ($ .00), due and payable in one (1) installment on or before May 31, 1999, unless sooner accelerated ("Maturity Date"), plus simple interest thereon at the rate of eight percent (8.00%) per annum, in lawful monies of the United States of America. Interest shall be payable in four (4) quarterly installments, each respectively due on November 30th, February 28th, May 31st and August 31st of each year during the term of this Note. If the Maturity Date should fall on a weekend or national holiday, payment shall be due on the following business day.

                   1. Any payment shall be deemed timely made if received by Noteholder within ten (10) calendar days of the due date. Payments received shall be imputed first to late or penalty charges then due, next to interest payments then due, and next to the remaining principal balance.

                   2. Borrower may not prepay the principal amount due under this Note in full or in part without the prior written agreement of Noteholder.

                   3. The entire unpaid principal balance hereunder shall become immediately due and payable at the option of the Noteholder if Borrower fails to pay any interest when due.

                   4. (a) The principal amount of this Note may, at any time and from time to time, be converted at the option of the Noteholder into fully paid, nonassessable shares of Common Stock of the Borrower, $.00001 par value per share, at the price of US$1.00 per share, subject to restrictions and limitations set forth herein. The Common Stock of the Borrower into which principal is converted ("conversion shares") will not be registered under the Securities Act of 1933, as amended ("Act"), but shall be sold, issued and delivered in reliance upon Rule 903 of Regulation S under the Act.

                      (b) Certificates which are issued evidencing the conversion shares shall, unless and until removed in accordance with applicable law, bear an appropriate restrictive legend to the effect that the shares have not been registered under the Act but have been offered and sold in reliance upon Regulation S and may not, during the applicable restricted period, be offered or sold within the United States of America or to any "U.S. Person" (as defined in Rule 902 of Regulation S).

                      (c) The Noteholder shall be required to give the Borrower not less than seventy (70) days' written notice prior to any such conversion. Conversion shall be effected, after lapse of such notice period, by Noteholder's tender of this original Note to the Borrower, accompanied by the Conversion Form attached to this Note or by a writing which unequivocally expresses Noteholder's intent to effect the conversion and the number of conversion shares being purchased. Conversion shall be deemed to occur on the date this original Note and such writing is presented to Borrower. Upon such conversion duly made, Borrower shall execute a new Note of like tenor for the balance of the principal amount of this Note not converted to common stock, and deliver such new Note and common stock to Noteholder. Borrower shall bear all expenses and charges of issuing and delivering the conversion shares.

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                      (d) The conversion rate set forth in paragraph 4(a) will
           be subject to adjustment if the Borrower is reorganized, merged, consolidated or party to a plan of exchange with another corporation pursuant to which shareholders of the Borrower receive any shares of stock or other securities, or in the event of any sale or other transfer of all or substantially all of the Borrower's assets, or in case of any reclassification of Borrower's common stock. Noteholder shall be entitled, after the occurrence of any such event, to receive on conversion thereof the kind and amount of shares of stock or other securities, cash or other property receivable upon such event by a holder of the number of Common Shares into which the principal balance of this Note at such time might have been converted immediately prior to occurrence of the event. In addition, the conversion rate set forth in paragraph 4(a) of this Note will be appropriately adjusted if the Borrower's common stock is split or combined.

                   5. In the event that this Note is placed with an attorney for collection or that Noteholder resorts to legal process in order to enforce any rights under this Note, Borrower shall pay all reasonable costs, including attorneys' fees, thereby incurred by the Noteholder.

                   IN WITNESS WHEREOF, the undersigned Borrower has executed this Promissory Note and has affixed hereto its corporate seal.

                                  AMERICAN TECHNOLOGY CORPORATION



           (SEAL)                 By /s/ ROBERT PUTNAM
                                     --------------------------
                                         AUTHORIZED OFFICER

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